UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 3)

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): April 26, 2007

BRISTOL-MYERS SQUIBB COMPANY

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-1136	22-079-0350
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

345 Park Avenue

New York, NY, 10154

(Address of Principal Executive Office)

Registrant’s telephone number, including area code: (212) 546-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

On April 26, 2007, Bristol-Myers Squibb Company (the “Company”) filed a Form 8-K furnishing its press release that announced the Company’s financial results for the first quarter of 2007 and incorporating it therein by reference. Also furnished and incorporated by reference as Exhibit 99.2 was certain supplemental information posted on the Company’s website at www.bms.com. On May 31, 2007, the Company filed a Form 8-K/A furnishing revised supplemental information to include net sales, months on hand, and estimated demand information for key products as of March 31, 2007 for the Company’s International Pharmaceuticals, Nutritionals and Other Health Care reporting segments. On July 26, 2006, the Company filed a Form 8-K/A furnishing revised supplemental information to include revised estimated prescription change data and estimated therapeutic category share and the Company’s revised estimate of the adverse effect of the at-risk launch of generic clopidogrel bisulfate as a result of IMS Health’s overstatement of PLAVIX* prescription and unit volumes for the months August 2006 through June 2007 as previously disclosed.

The Company has identified a technical error in the calculation of the percent change in estimated ultimate patient/consumer demand for key products for the time periods March 2007 versus March 2006 relating to the Company’s International Pharmaceuticals, Nutritionals and Other Health Care reporting segments, as reported in the revised supplemental information posted on the Company’s website on May 31, 2007 and furnished on Form 8-K/A filed on May 31, 2007. The corrected calculation is set forth in the table below.

	% Change in Demand on a Constant U.S. Dollar Basis March 2007 vs. March 2006
	As reported	Corrected
International Pharmaceuticals
ABILIFY* (total revenue)	5	33
AVAPRO*/AVALIDE*	5	5
BARACLUDE	23	**
BUFFERIN*	0	(8)
CAPOTEN	(6)	(16)
DAFALGAN	0	12
EFFERALGAN	(1)	16
MAXIPIME	(4)	(24)
MONOPRIL	(8)	(13)

ORENCIA	**	**
PERFALGAN	1	15
PLAVIX*	1	(2)
PRAVACHOL	(1)	(73)
REYATAZ	16	24
SPRYCEL	N/A	N/A
SUSTIVA Franchise (total revenue)	3	9
TAXOL® (paclitaxel)	(5)	(24)
VIDEX/VIDEX EC	11	(2)
Nutritionals
ENFAMIL/ENFAGROW	6	5
NUTRAMIGEN	4	4
Other Health Care
ConvaTec
Ostomy	5	0
Wound Therapeutics	3	(2)
Medical Imaging
CARDIOLITE	(8)	(8)

**	In excess of 200%

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRISTOL-MYERS SQUIBB COMPANY

Dated: August 27, 2007	By:	/s/ Sandra Leung
	Name:	Sandra Leung
	Title:	Senior Vice President and General Counsel